EXHIBIT 15(c)

                                 CLASS C SHARES
                           IDEX II C.A.S.E. PORTFOLIO
                                   A SERIES OF
                               IDEX II SERIES FUND

                        PLAN OF DISTRIBUTION PURSUANT TO
               RULE 12B-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

         WHEREAS, IDEX II Series Fund (the "Fund") is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management investment company, and offers for public sale shares of beneficial interest;

         WHEREAS, the Fund desires to adopt a Plan of Distribution ("Plan") pursuant to Rule 12b-1 under the 1940 Act applicable to the Class C shares of IDEX II C.A.S.E. Portfolio (the "Portfolio"), a series of shares of the Fund; and

         WHEREAS, the Fund has entered into an Underwriting Agreement ("Underwriting Agreement") with InterSecurities, Inc. ("ISI"), pursuant to which ISI serves as Distributor of the various series and classes of shares of the Fund during the continuous offering of its shares.

         NOW THEREFORE, the Fund hereby adopts this Plan with respect to the Class C shares of the Portfolio in accordance with Rule 12b-1 under the 1940 Act.

         1. (A). The Portfolio is authorized to pay to ISI, as compensation for ISI's services as Distributor of the Portfolio's Class C shares, a distribution fee at the rate of up to 0.75% on an annualized basis of the average daily net assets of the Portfolio's Class C shares. Such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Fund and ISI shall agree.

              (B). The Portfolio is authorized to pay ISI, as compensation for ISI's services as Distributor of the Portfolio's Class C shares, a service fee at the rate of up to 0.25% on an annualized basis of the average daily net assets of the Portfolio's Class C shares. Such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Fund and ISI shall agree.

              (C). The total fees payable under this Plan by the Portfolio with respect to its Class C shares shall not exceed the maximum rate of 0.90% on an annual basis of the average daily net assets of the Portfolio's Class C shares. To the extent the sum of any service fee paid under Paragraph 1(B) plus the distribution fee paid under paragraph 1(A) would otherwise exceed such maximum rate of 0.90%, the distribution fee paid under paragraph 1(A) shall be reduced pro tanto so that such maximum rate is not exceeded.

              (D). The Portfolio may pay a distribution or service fee to ISI at a lesser rate than the fees specified in paragraphs 1(A) and 1(B), respectively, of this Plan, in either case as agreed upon by the Fund and ISI and as approved in the manner specified in paragraph 4 of this Plan.

         2. As Distributor of the Class C shares of the Portfolio, ISI may spend such amounts as it deems appropriate on any activities or expenses primarily intended to result in the sale of the Class

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C shares of the Portfolio or the servicing and/or maintenance of Class C shareholder accounts, including, but not limited to: compensation to employees of ISI; compensation to and expenses, including overhead and telephone expenses, of ISI and other selected dealers who engage in or support the distribution of shares or who service shareholder accounts; the costs of printing and distributing prospectuses, statements of additional information and reports for other than existing shareholders; and the costs of preparing, printing and distributing sales literature and advertising materials.

         3. This Plan shall not take effect unless it first has been approved by a vote of a majority of the outstanding voting securities of the Class C shares of the Portfolio.

         4. This Plan shall not take effect with respect to the Class C shares of the Portfolio unless it first has been approved, together with any related agreements, by votes of a majority of both (a) the Board and (b) those Trustees of the Fund who are not "interested persons" of the Fund and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto ("Independent Trustees"), cast in person at a meeting or (meetings) called for the purpose of voting on such approval; and until the Trustees who approve the Plan's taking effect have reached the conclusion required by Rule 12b-1(e) under the 1940 Act.

         5. If approved as set forth in paragraphs 3 and 4, this Plan shall continue thereafter in full force and effect with respect to the Class C shares of the Portfolio for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 4.

         6. ISI shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended by ISI under this Plan and the Underwriting Agreement and the purposes for which such expenditures were made. ISI shall submit only information regarding amounts expended for "distribution activities," as defined in this paragraph 6, to the Board in support of the distribution fee payable hereunder and shall submit only information regarding amounts expended for "service activities," as defined in this paragraph 6, to the Board in support of the service fee payable hereunder.

              For purposes of this Plan, "distribution activities" shall mean any activities in connection with ISI's performance of its obligations under this Plan or the Underwriting Agreement that are not deemed "service activities." "Service activities" shall mean activities in connection with the provision by ISI or other entity of personal service and/or the maintenance of shareholder accounts with respect to the Class C shares of the Portfolio, within the meaning of the definition of "service fee" for purposes of Section 26(d) of the Rules of Fair Practice of the National Association of Securities Dealers, Inc. Overhead and other expenses of ISI related to its "distribution activities" or "service activities," including telephone and other communications expenses, may be included in the information regarding amounts expended for such activities.

         7. This Plan may be terminated at any time by vote of the Board, by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities of the Class C shares of the Portfolio.

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         8. This Plan may not be amended to increase materially the amount of fees provided for in paragraph 1 hereof unless such amendment is approved by a vote of a majority of the outstanding voting securities of the Class C shares of the Portfolio, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 5 hereof.

         9. The amount of the fees payable by the Portfolio to ISI under paragraph 1 hereof and the Underwriting Agreement is not related directly to expenses incurred by ISI on behalf of the Portfolio in serving as Distributor of the Class C shares, and paragraph 2 hereof and the Underwriting Agreement do not obligate the Fund to reimburse ISI for such expenses. The fees set forth in paragraph 1 hereof will be paid by the Portfolio to ISI unless and until either the Plan or the Underwriting Agreement is terminated or not renewed with respect to the Class C shares. If either the Plan or the Underwriting Agreement is terminated or not renewed with respect to the Class C shares, any distribution expenses incurred by ISI on behalf of the Class C shares of the Portfolio in excess of the payments of the fees specified in paragraph 1 hereof and the Underwriting Agreement which ISI has received or accrued through the termination date are the sole responsibility and liability of ISI, and are not obligations of the Fund.

         10. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons of the Fund shall be committed to the discretion of the Trustees who are not interested persons of the Fund.

         11. As used in this Plan, the terms "majority of the outstanding voting securities" and "interested person" shall have the same meaning as those terms have in the 1940 Act.

         12. The Fund shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to paragraph 6 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

         IN WITNESS WHEREOF, the Fund has executed this Plan of Distribution on the day and year set forth below in Largo, Florida.

         Dated as of November 15, 1995

ATTEST:                              IDEX II SERIES FUND

/s/ Becky A. Ferrell                 By: /s/ G. John Hurley
----------------------------            ----------------------------------
Becky A. Ferrell, Secretary             G. John Hurley
                                        President and Chief Executive Officer

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